Exhibit 99.1

Contact:	Mary Ann Jackson
Investor Relations
952-487-7538
mjackson@apog.com

For Immediate Release

Tuesday, June 22, 2010

APOGEE REPORTS FISCAL 2011 FIRST-QUARTER RESULTS

MINNEAPOLIS, MN (June 22, 2010) – Apogee Enterprises, Inc. (Nasdaq:APOG) today announced fiscal 2011 first-quarter results. Apogee provides distinctive value-added glass solutions for the architectural and picture framing industries.

FY11 FIRST QUARTER VS. PRIOR-YEAR PERIOD

•	Revenues of $143.0 million were down 21 percent.

•	Operating loss was $6.1 million, compared to earnings of $11.7 million.

•	Loss from continuing operations was $0.13 per share, versus earnings of $0.27 per share.

•	Architectural segment revenues declined 24 percent, with an operating loss of $8.6 million.

•	Backlog ended at $214.9 million, compared to $227.5 million at the end of fiscal 2010 and $310.0 million in the prior-year period.

•	Large-scale optical segment revenues increased 18 percent, and operating income grew 69 percent to $3.4 million.

•	Cash and short-term investments totaled $69.6 million, compared to $102.6 million at the end of the fiscal 2010.

Commentary

“As we expected, fiscal 2011 started out to be extremely challenging due to the tough commercial construction market conditions,” said Russell Huffer, Apogee chairman and chief executive officer. “Our strategy to manage our business over a cycle has allowed us to establish a strong balance sheet, with cash on hand. This positions us well during these difficult markets.

“Architectural segment revenues were down comparable to our markets served, which have been impacted by tight commercial real estate credit and depressed employment levels,” he said. “First-quarter architectural segment losses were the result of low pricing and low volume, although our manufacturing operations and installation project execution performed well.

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Apogee Enterprises, Inc. • 7900 Xerxes Avenue South • Minneapolis, MN 55431 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

“Our picture framing business grew revenues and operating income in weak retail market conditions as new and ongoing value-added product customers continued to convert to our best framing products,” said Huffer.

“Although fiscal 2011 will be difficult for our architectural businesses, we are well positioned financially; have leading products, services and brands; and remain focused on operational and strategic initiatives to strengthen our business for the rebound in our markets,” Huffer said.

FY11 FIRST-QUARTER SEGMENT AND OPERATING RESULTS VS. PRIOR-YEAR PERIOD

Architectural Products and Services

•	Revenues of $126.4 million were down 24 percent.

•	Revenues declined for all businesses, with lower pricing in architectural glass and gaps in project timing in the installation and window businesses that continued from the fourth quarter.

•	Operating loss was $8.6 million, compared to income of $10.8 million.

•

Impacting results were declining pricing, which was lower than anticipated in our architectural glass business in response to competitive conditions, and lower volume in part due to the gaps in project timing.

•	Backlog ended at $214.9 million, compared to $227.5 million at the end of fiscal 2010 and $310.0 million in the prior-year period.

•	Bidding activity, which continues to be driven by institutional work, is starting to grow; however, bid-to-award timing remains slow.

•

The institutional sector – government, education and health care projects – grew to nearly three-quarters of the backlog; office projects are about a quarter of the backlog; and the condo and hotel/entertainment sectors are each a small percentage of future projects.

•	Approximately $160 million, or 74 percent, of the backlog is expected to be delivered in fiscal 2011, and approximately $55 million, or 26 percent, in fiscal 2012.

Large-Scale Optical Technologies

•	Revenues of $16.7 million increased 18 percent.

•	Operating income was $3.4 million, up 69 percent.

•	Operating margin was 20.2 percent, compared to 14.0 percent.

•	Revenues and operating income grew as volume and mix of best-value added picture framing products increased, compared to a very weak prior-year quarter.

Financial Condition

•	Long-term debt was $20.4 million, up from $8.4 million at the end of fiscal 2010.

•	$12 million in long-term, low-interest recovery zone facility bonds established during the quarter is included in both first-quarter long-term debt and long-term assets.

•

Cash and short-term investments declined to $69.6 million, compared to $102.6 million at the end of fiscal 2010, largely due to seasonal working capital uses including annual payments for incentive compensation, retirement plans and taxes.

•	Non-cash working capital (current assets, excluding cash and short-term investments, less current liabilities) was $46.3 million, compared to $15.1 million at the end of fiscal 2010.

•	Capital expenditures were $2.1 million, down 5 percent from the prior-year period.

•	Depreciation and amortization were $7.0 million, down 4 percent from the prior-year period.

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Apogee Enterprises, Inc. • 7900 Xerxes Avenue South • Minneapolis, MN 55431 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

OUTLOOK

“Fiscal 2011 will be challenging for our architectural segment,” Huffer said. “As a late-cycle commercial construction company, Apogee lags its markets.

“We continue to estimate that companywide revenues for the year will be down 10 to 15 percent,” he said. “We now anticipate a loss for the year for Apogee, as lower than expected architectural glass pricing will likely continue through fiscal 2011. Expected earnings in our large-scale optical segment will be unable to offset architectural losses. We continue to expect that the second half will be stronger than the first half for Apogee.

“Neither our current outlook nor our reported results reflect the potential impact of the recent discovery of architectural glass product quality issues resulting from a vendor-supplied material used in a portion of first-quarter production,” Huffer said. “We are in the process of addressing the quality issues and attempting to quantify the related costs.

“We have been adding work to our backlog, although at reduced prices and margins due to competitive pressures. We are capturing energy-efficient, complex value-added work in the institutional sector including installation projects in new geographies, while successfully penetrating underserved smaller project and international markets for architectural glass,” Huffer said. “As employment and credit markets are starting to improve, we believe we are beginning to see early signs of positive movement in our business.

“We have focused on making our business as competitive as possible in difficult market conditions. We have reduced costs, and are working continuously on productivity improvements,” he said. “At the same time, we are maintaining capacity and people to respond to potential growth in fiscal 2012, and continue to focus on longer-term strategies to expand our energy-efficient architectural glass offerings both domestically and internationally. Architectural glass strategic investments could expand our capital needs and impact cash flow this fiscal year.

“We have the financial strength to weather the weak market conditions and continue to focus on our growth strategy for the recovery,” Huffer said. “Our architectural businesses have strong brands and operations that are well positioned to serve the aesthetic, energy-efficient, hurricane- and blast-resistant glass requirements for commercial buildings, while our picture framing business continues to successfully convert customers to its industry-leading framing products.”

The discussion above contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements reflect Apogee management’s expectations or beliefs as of the date of this release. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. All forward-looking statements are qualified by factors that may affect the operating results of the company, including the following: operational risks within (A) the architectural segment: i) competitive, price-sensitive and changing market conditions, including unforeseen project delays and cancellations; ii) economic conditions, material cost increases and the cyclical nature of the North American commercial construction industry; iii) product performance, reliability, execution or quality problems that could delay payments, increase costs, impact orders or lead to litigation; and iv) the segment’s ability to fully and efficiently utilize production capacity; and (B) the large-scale optical segment: i) markets that are impacted by consumer confidence and trends; ii) dependence on a relatively small number of customers; iii) changing market conditions, including unfavorable shift in product mix; and iv) ability to fully and efficiently utilize production capacity. Additional factors include: i) revenue and operating results that are volatile; ii) financial market disruption which could impact company, customer and supplier credit

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Apogee Enterprises, Inc. • 7900 Xerxes Avenue South • Minneapolis, MN 55431 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

availability; iii) self-insurance risk related to a material product liability event and to health insurance programs; iv) management of discontinued operations exiting activities; v) cost of compliance with governmental regulations relating to hazardous substances; and vi) foreign currency risk related to certain discontinued operations. The company cautions investors that actual future results could differ materially from those described in the forward-looking statements, and that other factors may in the future prove to be important in affecting the company’s results of operations. New factors emerge from time to time and it is not possible for management to predict all such factors, nor can it assess the impact of each such factor on the business or the extent to which any factor, or a combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. For a more detailed explanation of the foregoing and other risks and uncertainties, see Item 1A of the company’s Annual Report on Form 10-K for the fiscal year ended February 27, 2010.

TELECONFERENCE AND SIMULTANEOUS WEBCAST

Apogee will host a teleconference and webcast at 7:30 a.m. Central Time tomorrow, June 23. To participate in the teleconference, call 1-800-901-5241 toll free or 617-786-2963 international, access code 32637363. The replay will be available from noon Central Time on June 23 through midnight Central Time on Wednesday, June 30, by calling 1-888-286-8010 toll free, access code 85251985. To listen to the live conference call over the internet, go to the Apogee web site at http://www.apog.com and click on “investor relations” and then the webcast link at the top of that page. The webcast also will be archived on the company’s web site.

Apogee Enterprises, Inc., headquartered in Minneapolis, is a leader in technologies involving the design and development of value-added glass products and services. The company is organized in two segments:

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Architectural products and services companies design, engineer, fabricate, install, maintain and renovate the walls of glass and windows comprising the outside skin of commercial and institutional buildings. Businesses in this segment are: Viracon, the leading fabricator of coated, high-performance architectural glass for global markets; Harmon, Inc., one of the largest U.S. full-service building glass installation, maintenance and renovation companies; Wausau Window and Wall Systems, a manufacturer of custom aluminum window systems and curtainwall; Linetec, a paint and anodizing finisher of window frames and PVC shutters; and Tubelite, a fabricator of aluminum storefront, entrance and curtainwall products.

•	Large-scale optical segment consists of Tru Vue, a value-added glass and acrylic manufacturer for the custom picture framing market and commercial optics.

(Tables follow)

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Apogee Enterprises, Inc. • 7900 Xerxes Avenue South • Minneapolis, MN 55431 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

Apogee Enterprises, Inc. & Subsidiaries

Consolidated Condensed Statement of Income

(Unaudited)

Dollar amounts in thousands, except for per share amounts	Thirteen Weeks Ended May 29, 2010	Thirteen Weeks Ended May 30, 2009	% Change

Net sales	$143,028	$180,851	-21%
Cost of goods sold	124,192	139,408	-11%

Gross profit	18,836	41,443	-55%
Selling, general and administrative expenses	24,977	29,753	-16%

Operating (loss) income	(6,141)	11,690	N/M
Interest income	318	230	38%
Interest expense	140	172	-19%
Other income, net	39	29	34%

(Loss) earnings before income taxes	(5,924)	11,777	N/M
Income taxes	(2,445)	4,257	N/M

Net (loss) earnings	($3,479)	$7,520	N/M

Net (loss) earnings per share - basic	($0.13)	$0.27	N/M

Average common shares outstanding	27,638,163	27,388,713	1%

Net (loss) earnings per share - diluted	($0.13)	$0.27	N/M

Average common and common equivalent shares outstanding	27,638,163	27,649,526	0%

Cash dividends per common share	$0.0815	$0.0815	0%

Business Segments Information
(Unaudited)
	Thirteen Weeks Ended May 29, 2010	Thirteen Weeks Ended May 30, 2009	% Change
Sales
Architectural	$126,368	$166,701	-24%
Large-Scale Optical	16,662	14,155	18%
Eliminations	(2)	(5)	60%

Total	$143,028	$180,851	-21%

Operating (loss) income
Architectural	($8,644)	$10,756	N/M
Large-Scale Optical	3,358	1,983	69%
Corporate and other	(855)	(1,049)	18%

Total	($6,141)	$11,690	N/M

Consolidated Condensed Balance Sheets (Unaudited)
	May 29, 2010	February 27, 2010
Assets
Current assets	$225,976	$246,586
Net property, plant and equipment	181,541	185,519
Other assets	105,677	94,749

Total assets	$513,194	$526,854

Liabilities and shareholders’ equity
Current liabilities	$110,105	$128,887
Long-term debt	20,400	8,400
Other liabilities	45,282	45,977
Shareholders’ equity	337,407	343,590

Total liabilities and shareholders’ equity	$513,194	$526,854

N/M = Not meaningful

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Apogee Enterprises, Inc. • 7900 Xerxes Avenue South • Minneapolis, MN 55431 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

Apogee Enterprises, Inc. & Subsidiaries

Consolidated Condensed Statement of Cash Flows

(Unaudited)

Dollar amounts in thousands	Thirteen Weeks Ended May 29, 2010	Thirteen Weeks Ended May 30, 2009

Net (loss) earnings	($3,479)	$7,520
Depreciation and amortization	6,973	7,292
Stock-based compensation	1,031	400
Other, net	(600)	(48)
Changes in operating assets and liabilities	(34,349)	(10,407)

Net cash (used in) provided by continuing operating activities	(30,424)	4,757

Capital expenditures	(2,132)	(2,254)
Proceeds on sale of property	133	27
Acquisition of intangibles	(10)	—
Purchases of restricted investments	(11,839)	—
Net (purchases) sales of short-term investments and marketable securities	(1,679)	1,433

Net cash used in investing activities	(15,527)	(794)

Proceeds from issuance of debt	12,000	—
Stock issued to employees, net of shares withheld	(926)	(1,142)
Other, net	(184)	59

Net cash provided by (used in) financing activities	10,890	(1,083)

Cash used in discontinued operations	(78)	(68)

(Decrease) increase in cash and cash equivalents	(35,139)	2,812
Cash and cash equivalents at beginning of year	46,929	12,994

Cash and cash equivalents at end of period	$11,790	$15,806

Apogee Enterprises, Inc. • 7900 Xerxes Avenue South • Minneapolis, MN 55431 • (952) 835-1874 • www.apog.com